Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Anne Lloyd
Executive Vice President, Chief Financial Officer and Treasurer
(919) 783-4660
www.martinmarietta.com

MARTIN MARIETTA MATERIALS, INC. TO ACQUIRE DENVER

OPERATIONS IN ASSET EXCHANGE WITH LAFARGE NORTH AMERICA INC.

RALEIGH, North Carolina (October 12, 2011) – Martin Marietta Materials, Inc. (NYSE:MLM) today announced that it has signed a definitive agreement with Lafarge North America Inc. for the exchange of certain assets. Under the terms of the agreement, Martin Marietta Materials will receive aggregates quarry sites, ready mixed concrete and asphalt plants, and a road paving business in the metropolitan Denver, Colorado, region. In exchange, Lafarge will receive properties consisting of quarries and distribution yards operated by Martin Marietta Materials along the Mississippi River and a cash payment. The transaction is anticipated to close within 60 days, subject to regulatory approval.

Martin Marietta Materials, Inc. is the nation’s second largest producer of construction aggregates and a producer of magnesia-based chemicals and dolomitic lime. For more information about Martin Marietta Materials, Inc., refer to the Corporation’s website at www.martinmarietta.com.

Investors are cautioned that all statements in this Press Release that relate to the future involve risks and uncertainties, and are based on assumptions that the Corporation believes in good faith are reasonable but which may be materially different from actual results. Factors that the Corporation currently believes could cause actual results to differ materially from the forward-looking statements in this press release include, but are not limited to business and economic conditions and trends in the markets the Corporation serves; the level and timing of federal and state transportation funding; levels of construction spending in the markets the Corporation serves; unfavorable weather conditions; ability to recognize quantifiable savings from internal expansion projects; ability to successfully integrate acquisitions quickly and in a cost-effective manner; fuel costs; transportation costs; competition from new or existing competitors; and other risk factors listed from time to time found in the Corporation’s filings with the Securities and Exchange Commission. The Corporation assumes no obligation to update any such forward-looking statements.

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